FOR IMMEDIATE RELEASE                                Contact: Lesley A. Mobbs
                                                              Legal Manager
                                                              310-535-4122


                   Merisel Announces Receipt of Nasdaq Notice

EL SEGUNDO, Calif. (December 3, 2004) - Merisel, Inc. (Nasdaq:MSEL) today announced that the Company received a notice on November 30, 2004 from the staff of The Nasdaq Stock Market (the "Staff") that the Nasdaq Listing Qualifications Panel (the "Panel") will consider the Company's failure to timely file a Form 10-Q for the quarterly period ended September 30, 2004 as required by Nasdaq Marketplace Rule 4310(c)(14) in its determination of whether to delist the Company's common stock. Marketplace Rule 4310(c)(14) requires the Company to file copies of any report required by the Securities and Exchange Commission
(SEC) on or prior to the date set by the SEC.

On October 5, 2004, the Company filed a Form 8-K stating that it had received a notice from the Staff that the Company's common stock will be delisted from The Nasdaq National Market at the opening of business on October 12, 2004 pursuant to Marketplace Rules 4300 and 4330(a)(3). The notice states that the Staff believes that the Company is not currently engaged in active business operations and is therefore, a "public shell."

The Company believes that the continued listing of its common stock is consistent with the rules and standards of Nasdaq and has appealed the Nasdaq decision. The delisting action will be stayed pending the outcome of the appeal. There can be no assurance that the Company will be successful in its appeal and thereby maintain its listing on The Nasdaq National Market.

Also, as requested by the Staff, the Company will submit a letter to the Panel on or prior to December 7, 2004 to address the Company's delinquency with respect to its Form 10-Q filing.

The Company currently has no on-going operations or revenues, other than interest income. As of September 30, 2004, the Company's principal assets consisted of cash and cash equivalents in the approximate amount of $48 million.

Statements herein concerning future events and developments and the Company's expectations, beliefs, plans and estimates constitute forward-looking information that involves risks and uncertainties. Merisel's actual results could differ materially from those indicated by the forward-looking information. Among the factors that could impact actual results are the effect of economic conditions generally, liability and other claims asserted against the Company and other risks detailed in the company's SEC filings.



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